1994        SOUTHERN

                    Annual       NATIONAL

                    Report       CORPORATION


                                 COMBINING OVER 200 YEARS

                                 OF TRADITION IN A

                                 MERGER OF EQUALS

                                 BB&T

Contents


To Our Shareholders                        2

A Merger of Equals                         7

Board of Directors                        18

Principal Officers                        19

BB&T's Banking Network                    20

Glossary                                  22

Shareholder Information                   24

Financial Review                          25

Consolidated Condensed
Financial Statements                      38

General Information                   Inside
                                  Back Cover



SOUTHERN NATIONAL
CORPORATION

    Southern National Corporation ("SNC") is a bank holding company organized under the laws of the State of North Carolina with total assets of $19.9 billion at December 31, 1994. SNC has seven bank subsidiaries - two in North Carolina, four in South Carolina and one in Virginia including Branch Banking and Trust Company, Wilson, North Carolina ("BB&T-NC"), the oldest and fourth largest bank in North Carolina, and Southern National Bank of North Carolina, which was founded in 1897 and is the fifth largest bank in North Carolina.
SNC's South Carolina banks include Southern National Bank of South Carolina, Branch Banking and Trust Company of South Carolina, the Lexington State Bank and the Community Bank of South Carolina. SNC is also the parent holding company for the Commerce Bank of Virginia Beach, Virginia. Based on total deposits, SNC has the largest banking network in North Carolina and the third largest in South Carolina.



    Through its subsidiaries, SNC is engaged in the general banking business in North Carolina, South Carolina and the Tidewater region of Virginia. SNC's banking subsidiaries also provide trust, insurance, leasing, international, investment and travel services to their customers through their branch banking network. The banks serve a variety of business and consumer customers, and a concerted, continuing effort is made to provide financial products and services which meet substantially all of the financial requirements of their customers.


ABOUT THE REPORT

    This 1994 Annual Report is presented in summary format to provide information regarding the performance of SNC in a manner which is meaningful and useful to the widest range of readers. The `new' Southern National Corporation was formed in February 1995 through the merger of SNC and BB&T Financial Corporation ("BB&T"). BB&T acquired Commerce in January 1995.

    All discussion of prior results and future prospects is presented as if SNC, BB&T and Commerce had been combined December 31, 1994 and for all periods presented herein. The results might have been different had the companies actually been combined throughout the periods presented, and the financial results presented are not necessarily indicative of future performance. The section in the Financial Review titled The Bank Mergers, found on page 28 of this report, provides a summary of the historical results achieved by each of the entities.

    The audited financial statements of SNC and more detailed analytical information are contained in the Southern National Corporation 1994 Annual Report on Form 10-K.


ANNUAL MEETING

    The Annual Meeting of Shareholders of Southern National Corporation will be held at the University Corporate Center auditorium in Winston-Salem, NC, on May 23, 1995, at 11:00 A.M.

CONSOLIDATED FINANCIAL HIGHLIGHTS
        SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES




                                                                       Percent
                                                                      Increase
                                                    1994       1993  (Decrease)
FOR THE YEAR (millions)
Total income                                   $   1,544      1,420         8.7%
Total expense                                      1,307      1,334        (2.0)
Net income                                           237         86          NM
PER COMMON SHARE
Net income:
  Primary                                      $    2.26        .81          NM
  Fully diluted                                     2.21        .81          NM
Cash dividends                                       .74        .64        15.6%
Book value                                         13.92      13.14         5.9
Closing market price                               19.13      19.75        (3.1)
YEAR END (millions)
Assets                                         $  19,855     18,858         5.3%
Securities                                         5,425      5,225         3.8
Loans and leases                                  13,108     12,234         7.1
Deposits                                          14,314     14,595        (1.9)
Shareholders' equity                               1,496      1,399         6.9
AVERAGES (millions)
Assets                                         $  18,964     17,067        11.1%
Securities at amortized cost                       5,340      4,670        14.3
Loans and leases                                  12,195     11,029        10.6
Deposits                                          14,300     13,546         5.6
Shareholders' equity                               1,453      1,377         5.5
SHARES OUTSTANDING (thousands)
Weighted average shares:
  Primary                                        102,349     99,180         3.2%
  Fully diluted                                  107,399    105,064         2.2
End of year                                      102,215    100,823         1.4
SIGNIFICANT RATIOS
Return on average assets                            1.25%       .50
Return on average common equity                    16.80       6.19
Average equity to average assets                    7.66       8.07

NM -- Not Meaningful

NOTE: SOUTHERN NATIONAL CORPORATION RECORDED CHARGES FOR THE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES IN 1993. THE AMOUNT OF THE CHARGES, NET OF INCOME TAXES, WAS $34.3 MILLION OR $.35 PER SHARE, BOTH ON A PRIMARY AND FULLY DILUTED BASIS. 6 INCOME BEFORE THE CUMULATIVE EFFECT OF THE CHANGES IN ACCOUNTING PRINCIPLES IN 1993 WAS $120.1 MILLION OR $1.16 PER SHARE, BOTH PRIMARY AND FULLY DILUTED.



(3 Bar charts appear here)

The plot points are as follows:

Earnings Per Share
$

                 1990         1991         1992         1993         1994

Primary          1.14         1.36         1.53         .81          2.26
Fully Diluted    1.12         1.33         1.48         .81          2.21




RETURN ON AVERAGE ASSETS
% BASED ON NET INCOME


                 1990         1991        1992        1993        1994

                 .73          .85         .96         .50         1.25



RETURN ON AVERAGE COMMON EQUITY
% BASED ON NET INCOME

                 1990         1991        1992        1993        1994

                11.38        12.50        12.63       6.19        12.80



                                       1

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To Our
Shareholders



With this first annual report of the `new' Southern National Corporation, I welcome you and our nearly 44,000 other shareholders to its exciting future. As you are well aware, the `new' Southern National Corporation is the result of a merger-of-equals between Southern National and BB&T Financial Corporation. I want to discuss with you the concept underlying this merger-of-equals and why we believe it is more likely to be successful than others; the benefits to our shareholders; the challenges in its execution; and some key thoughts on our future strategy.

    The concept behind the BB&T/Southern National merger was to take two high performance companies and create a `world-class' organization - an organization that cannot only survive, but prosper in a rapidly changing, highly competitive, globally integrated economy. The consolidated 1994 financial results of the new company support the premise that we are beginning with a high performance organization. For the year ended 1994, consolidated net income totalled $237 million. The return on assets was 1.25% and the return on common equity was 16.80%. In addition, consolidated shareholders' equity was $1.5 billion ($13.92 per common share) and market capitalization approximated $2 billion at the end of 1994. The equity ratio of 7.5% and Tier 1 capital ratio of 12.3% are extremely strong. Probably the most outstanding characteristic, from a financial perspective, is our excellent asset quality. In 1994 net loan losses were only .14% of outstanding loans, and nonperforming assets represented only .30% of total assets at year-end. These are clearly high performance results.


    In this merger the whole is more than the sum of its parts. There are four basic advantages in the combined entity which were not available to either of the predecessor companies. First, there is the opportunity for substantial cost savings. We are estimating annualized cost savings of $65-$68 million, of which approximately $40 million can be realized in 1995. When these cost savings are fully achieved, the


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efficiency ratio of the combined company should be in the 53-55% range, one of the best in banking. To achieve these future annual savings, we recorded nonrecurring charges of approximately $88 million during the first quarter of 1995.

    Second, there are material opportunities for revenue enhancements. While BB&T and Southern National serve the same core customer categories - retail, small business and commercial middle market - each of the predecessor companies had specialized expertise in certain business segments. For example, Southern National has a much stronger leasing operation; BB&T has a larger insurance agency system and a more significant trust business. We believe the expertise of each of the respective companies can be brought to the customer base of the other, thereby increasing revenues and profitability of the combined company.


    Third, the combined entity has substantially increased market power. We will have the largest market share in North Carolina, the third largest share in South Carolina, and a healthy presence in the Tidewater region of Virginia. The combination substantially enhances the quality of our retail/small business branch distribution system in the major metropolitan markets, bringing improved convenience to our customers. The increased market power will also make our advertising programs more cost-effective.



    Finally, we have the opportunity to combine two high performance management teams. The new leadership team is extremely talented and capable of both managing and growing the `new' company.


(Photo of John A. Allison appears here with the following caption)

JOHN A. ALLISON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Mergers-of-equals have been somewhat controversial and have experienced mixed results. We believe that this one is better than others for four basic reasons. First, the leadership issue has been resolved. The typical pattern in mergers such as ours is to have an interim chief executive officer for a period of time as well as a designated heir apparent, who eventually assumes the top leadership role for the combined organization. During this transitional period, people simply are not sure of the one to follow. This lack of leadership definition produces frustration and anxiety among employees in both predecessor companies, resulting in long delays in realizing cost savings and operating efficiencies the merger was designed to achieve in the first place. We believe the resolution of the leadership issue - before our merger-of-equals was completed - has significantly accelerated the efficient integration of the two companies into the `new' Southern National Corporation.


    Second, the operating systems problem has been resolved. Many mergers-of-equals have floundered because of internal debates about which company had the better operating systems. In some cases, a third system was chosen, necessitating that all employees and customers experience systems changes. Because of a greater investment in systems, the BB&T computer systems were chosen. By picking one set of systems, we have eliminated the issue of trying to resolve which systems are best. In addition, over half our employees will not have to learn new systems and can support the training of the other employees. Also, over half of our

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customers will not experience any change in the way we do business with them.


    Third, there are substantial economies in this merger-of-equals because this is an in-market transaction. Such transactions in a common geographic market afford the combined organization much greater cost savings opportunities, such as the elimination of overlapping positions, consolidation of branch offices and the complete integration of all back office systems and operations. Many mergers-of-equals have not provided the inherent cost savings which are available to the `new' Southern National.


    Finally, while there are cultural differences between BB&T and Southern National, the core culture is the same. Both grew up as Eastern North Carolina farm banks; both have been aggressively involved in thrift acquisitions; and both have been financially successful. This commonality of culture eliminates many potential conflicts.


    We believe that this merger-of-equals should be to the long benefit of our shareholders in three primary ways. First, due to the improved efficiencies, revenue enhancement, increased market power and combined management talent, the new company's earnings will be greater than either company could have achieved separately. The combined company's ability to generate higher earnings should be reflected in higher valuations in the marketplace.


    Second, we have the potential to create a truly high performance company with substantial market capitalization. If we can produce consistency of performance at higher levels of returns on assets and equity than is typical for the industry, we can achieve a higher price/ earnings ratio for the common stock of the `new' Southern National.


(Bar chart appears here)

The plot points are as follows:

         NET INCOME
         MILLION $

                 1990         1991        1992        1993        1994

                  93          116         147          86          237



    Finally, and importantly, while the Boards of both Southern National and BB&T reaffirmed the commitment to remain indepen dent, it was agreed that a merger-of-equals should not be done to prevent the sale of the bank should the shareholders decide to do so in the future. Our objective is to create a high performance organization which can remain independent, but we acknowledge that we have, by far, the most valuable - and acquirable franchise in the Carolinas. A logical argument can be made that, over the next ten years, eight to ten banking firms will attempt to develop nationwide franchises. These companies will want to be in markets such as the Carolinas and Virginia. North Carolina is the tenth most populous and the fifth fastest growing state, while both South Carolina and Virginia have excellent demographics and economics. Our primary competitors (Wachovia, First Union and NationsBank) are too large to be acquired. An interesting economic reality is the fact that you do not necessarily have to sell an asset for it to appreciate if the underlying economics justify that appreciation. This merger has clearly enhanced our underlying franchise value and should, therefore, be to the shareholders' benefit.


    The inherent advantages in this merger were obvious. Turning the economic potential into economic reality, however, is a huge challenge. This challenge is about the human systems - employees and customers. For this merger to work, employees and customers of the `new' Southern National must believe that this transaction is to their long-term benefit.


    We have worked very hard to deal with the employee issue, because focused and committed employees are necessary to create value for shareholders. Probably the most difficult reality was the necessity of some staff reductions in order to achieve the potential cost savings. We are now expecting to reduce employment by approximately 1,000 people from our original employment of 8,700 employees. However, we have worked very hard to minimize any negative impact of this reduction.
Through a `no-hire' policy and an attractive early retirement program, it appears that actual layoffs will be limited to 250 to 300 employees. Many will have been offered other job opportunities in the bank, but will have declined for geographic or other reasons. An excellent outplacement service has been established to aid these displaced employees. We have made every effort to keep employees informed as the merger progressed. The organizational structure for the new company was in place by mid-December, two months before the merger was done instead of worrying about what their jobs would be. The good news is that 90% of our employees will have significantly better career and personal growth opportunities as a result of the merger.


    While the cultures of BB&T and Southern National are similar in many ways, there are some differences. We are trying to learn from both cultures to bring the best aspects of each to the new company. If we are successful in learning from each other, we will indeed create a superior culture. We have already established two cultural imperatives. First is the concept of establishing a rational foundation for all our decisions. A merger of equals generates many emotions. During periods of change such emotional apprehension can be self-defeating. Therefore, we are trying rigorously to apply sound rules of logic throughout our decision-making processes. The second cultural imperative is to establish a participatory/team-based management system.
This is designed to ensure that the information we need to make decisions is developed; that a consensus is achieved to improve the quality of execution; and that learning is optimized through participation in the decision process.

(Bar chart appears here)

The plot points are as follows:

TOTAL AVERAGE ASSETS
BILLION $

                 1990         1991         1992         1993         1994

                  13          14           15           17            19


    The other great challenge in a merger-of-equals is being sure that our customers feel comfortable with the process of change. This merger is unequivocally to the long-term benefit of our customers because they will be provided with better products at lower prices. However, it is unrealistic to expect a change of this magnitude to go unnoticed by our customers. Consequently, we are taking a number of steps to ensure minimal customer disruption and to enhance our long-term customer relationships during this transition. First, we are making a highly-focused effort to minimize systems problems that can be temporarily disruptive. Second, a pro-active calling program is being established for our customers. Our goal is to call or visit with our top 200,000 customers, explain our progress during the transition, and make sure they know we care about them. Third, we acknowledge that there will be mistakes. In this regard, if a customer brings an issue to our attention, we are going to apologize, fix it, and provide the customer with a `token of atonement' for the mistake we have made. Finally, the `new' Southern National will be particularly price competitive on both deposit and loan rates during this transition. We will not give any customer a reason to leave us over price while the integration process is occurring.


    Practically all the effort and energy of our company will be focused on the merger process through the summer of 1995. After the integration is complete, there is great potential for future growth. Probably the most economically productive opportunity is to increase the services utilized per customer. BB&T and Southern National were both involved in thrift acquisitions. In general, thrift customers did not have as many services as bank customers enjoyed. In order to achieve better penetration of our customer base, we are establishing a high performance sales management system that has already been successfully tested at BB&T. Known as Cohen-Brown, it enabled BB&T to increase its services sold by nearly 85% during 1994.


    It is clear that the role of the traditional branch system is in transition. More and more of our best customers are no longer branch-dependent. They use technology-based systems to meet their financial transaction needs. Over time there are likely to be fewer branch locations, and the locations that remain will be larger and offer more services. Our service offerings will be supported by advanced technology, which will eliminate much of the transaction activity that takes place today in the branches. Future branches will be sales/service centers where branch employees will be aggressively involved in outbound calling and financial counseling as our customers' financial needs become more complex and as convenience through technology is enhanced. The `new' Southern National will have several product lines, such as mortgage origination and servicing through internal expansion, technology investments and acquisitions.


    There are some bank and thrift acquisition opportunities available to us in the Carolinas and, particularly, in Virginia. However, it is appropriate to acknowledge that our need for acquisitions now is substantially less than either BB&T or Southern National had in the past. Frankly, neither BB&T nor Southern National was originally blessed with a first-class franchise. To create a first-class franchise, each needed to make acquisitions. The combined company now has a first-class franchise. Any acquisitions we make in the future should have excellent economic paybacks and clearly be beneficial to the shareholders.


    Conceptually, we believe that our business is changing with an increased need to provide customers with better financial decision-making advice. Over time, we will probably have fewer employees relative to the assets we manage, but those employees will be better trained. Therefore, we will be focusing on creating a knowledge-based learning organization that has a high level of teamwork with the objective of ensuring that our customers receive the greatest value.


    In many ways, 1995 will be a challenging year from a financial perspective. Rising interest rates will put pressure on margins. Nonrecurring charges of $88 million, together with $20 million in bond losses, were taken in the first quarter of 1995 to lay the groundwork for the future. However, the long-term economic prospects for the `new' Southern National are very bright.


    This merger-of-equals has been an interesting learning process. I am confident that the new organization will be successful. Please give us a little time, because this is a major undertaking. Your support, as reflected in the proxy vote for the merger as well as for our predecessor companies over the years, is greatly appreciated.



Sincerely,

(Signature of John A. Allison appears here)

John A. Allison
Chairman and Chief Executive Officer


April 28, 1995

A MERGER OF EQUALS



Who Will Make It Work

(Photograph of the Executive Management Team appears here with the caption following)

THE EXECUTIVE MANAGEMENT TEAM OF SOUTHERN NATIONAL CORPORATION - FRONT ROW,
FROM LEFT: JOHN A. ALLISON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER; SCOTT E. REED, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; AND W. KENDALL CHALK, EXECUTIVE VICE PRESIDENT. SECOND ROW, FROM LEFT: MICHAEL W. SPERRY, MORRIS D. MARLEY AND KELLY S. KING, EXECUTIVE VICE PRESIDENTS; HENRY G. WILLIAMSON, JR., EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER; AND ROBERT E. GREENE, EXECUTIVE VICE PRESIDENT.



    The `new' Southern National has selected the best people from both predecessor organizations to forge a bright future for customers, shareholders and employees of the new company. In addition, an organizational system employing a proven `community bank' focus will provide the infrastructure and framework to capitalize on our strengths and to leverage our enlarged capabilities.


    The executive management team will be led by John A. Allison, the `new' Southern National Corporation's chairman and chief executive officer. Mr. Allison held the same positions at BB&T Financial Corporation. Glenn Orr, who led Southern

(Photograph of key members of the Western Region appears here with the caption following)

THE REGIONAL ORGANIZATIONAL STRUCTURE WILL MAINTAIN ITS COMMUNITY BANK FOCUS ON CUSTOMERS. PICTURED ARE KEY MEMBERS OF THE WESTERN REGION, HEADQUARTERED IN ASHEVILLE, NC: FROM LEFT ARE FRED GROCE, JR., REGIONAL PRESIDENT; SHARON HAMILTON, RETAIL BANKING MANAGER; REBECCA HUGHES, MORTGAGE LOAN MANAGER; DEREK LANE, SENIOR CREDIT OFFICER; CHERYL SIGMON, ANALYST; AND JILL HEFNER, BRANCH OPERATIONS MANAGER.



    National Corporation and designed the strategy for that institution's rapid growth over recent years, will serve as a member of the Board of Directors of the `new' Southern National. The Board of Directors will have 24 members, equally divided between the two former organizations.


    The executive management team under Mr. Allison is comprised of seven senior managers, three of whom came from Southern National backgrounds and four from BB&T-based careers. They are Henry Williamson, Executive Vice President and Chief Administrative Officer, who will direct operations, data processing and marketing; Scott Reed, Executive Vice President and Chief Financial Officer, who will be responsible for accounting and reporting, strategic planning, trust, insurance and investment services; Kelly King, Executive Vice
President of the branching network, who will be in charge of administering the branch banking system and will continue as president of the North Carolina bank subsidiary; Mike Sperry, Executive Vice President in charge of corporate banking, who will supervise commercial lending and cash management and international services; Ken Chalk, Executive Vice President, who will head retail and mortgage lending and will also oversee sales finance and loan operations; Morris Marley, Executive Vice President of funds management, who will manage the investment portfolio, together with the asset-liability and leasing functions; and Rob Greene, who as Executive Vice President of Administrative Services, will direct all human resource activities, the legal and audit functions, and compliance and community reinvestment activities. In addition, Mr. Greene will supervise the quality support, support services, security and training functions.


    The operating structure will maintain its community bank focus through sixteen regions, including Commerce Bank, designed to serve the specific needs of those geographically clustered customers. This community-type orientation has several purposes. First, each region is empowered with the autonomy of a community bank, enabling it to meet customer needs promptly and efficiently. Second, it strives to keep bank-customer relationships on a personal basis, enabling us to know our customer needs, while giving the customer the assurance of a personal banker over a long period of time. Third, it places us face to face with our customers, making us a part of the neighborhood and its people and reinforcing our awareness of community citizenship.


    Each of our sixteen `community bank' management teams is headed by a regional president, who has both line and staff support. Each of the regions will have four functional lines of business - business lending, corporate banking, mortgage banking and retail banking.


    The city executive within each region will manage the staff responsible for providing credit and other services to small and medium sized businesses; corporate lenders will manage credit and other relationships with large businesses; the retail banking manager will serve as sales manager for the region; and the regional mortgage lending manager will be responsible for developing and expanding our mortgage lending business. Each region will also have a senior credit officer and a regional branch operations manager to support the line functions.


    We believe that this organization will allow us to achieve our goals of moving decision-making close to the customer in order to provide quality service, while at the same time making operational support readily available to the line personnel who have direct relationships with our customers.


    Each region is empowered with pricing discretion and liberal lending authority, creating rapid decision-making and quick response time. We believe this organizational structure - built around a `community bank' focus - not only is the most effective for our customers, but enhances the public profile of our people and contributes to our long-term involvement in the civic and cultural affairs of the places we work, serve and call our homes.


(Photograph of 2 women standing outside a building appears here)

                              A   MERGER  OF  EQUALS

   When

It Will

   Be

   Done

Legally and financially, the `new' Southern National came into being on February 28, 1995 with the merger of the two holding companies -Southern National Corporation and BB&T Financial Corporation. This merger-of-equals was accomplished as a pooling-of-interests, with each BB&T shareholder receiving
1.45 shares of Southern National Corporation stock. Three major investment banking firms provided fairness opinions on the exchange ratio to both Southern National and BB&T in connection with the transaction. The indicated annual cash dividend on the new shares -totalling about 102


(Photograph of hand turning pages appears here)


million - will be 80 cents per share. Both the common and preferred stock are listed on the New York Stock Exchange under the symbols SNB and SNBPFA.

    Headquarters for the holding company will be in Winston-Salem, NC, although the communities in which each of the predecessor institutions were formed - Lumberton, NC, for Southern National and Wilson, NC, for BB&T - will play important administrative and operational roles for the new organization.

    The other major aspect of the merger process will be completed in the spring of 1995. The North and South Carolina banking subsidiaries of both predecessor holding companies will be merged into Branch Banking and Trust Company. This consolidation process, including staff functions, headquarters, personnel reloca-


(Photograph of a woman and a man appears here with caption to follow)


SCORES OF TASK FORCE GROUPS WERE REQUIRED TO INTEGRATE OPERATIONS AND
SYSTEMS OF THE TWO PREDECESSOR COMPANIES INTO A UNITED NETWORK. HERE, REVOLVING CREDIT OPERATIONS MANAGER KEN PAUL AND CONNI BEST, GROUP MANAGER IN LOAN SERVICES MARKETING, LEAD A DISCUSSION ON REVOLVING CREDIT POLICIES AND PROCEDURES FOR THE `NEW' SOUTHERN NATIONAL.

tions and systems conversions, will be completed by June 1.

    While Southern National Corporation will be the name of the holding company, Branch Banking and Trust Company will be the name of the subsidiary banks in both North and South Carolina. The name under which products and services would be marketed posed a difficult choice. While both BB&T and Southern National had good name recall and recognition, managements from both predecessor companies concluded that BB&T projected the best customer profile going forward and that the brevity of the nomenclature heightened both recognition and awareness. Consequently, all products and services of the `new' Southern National Corporation will be marketed under the BB&T logo.

    The new company profile will look like this: The `new' Southern National will employ 7,700 people, have nearly $20 billion in assets, with a market capitalization approximating $2 billion. The 535 branch banks


(Photograph of a man and woman appears here with the caption to follow)

AT LEFT ARE TASK FORCE MEMBERS MICHELLE LAVENDER, CUSTOMER SERVICE MANAGER;
AND DAVID SHULL, SYSTEMS CONSULTANT. BELOW, FROM LEFT, ARE CARLOS GOODRICH, LOAN PLATFORM AUTOMATION MANAGER; DENNIS BOTTOMS, LOAN SYSTEMS SERVICES MANAGER; AND DELORES DAVIS, CREDIT INSURANCE ADMINISTRATION MANAGER.


before consolidation will be reduced to approximately 450. The new company's major markets will resemble those of the predecessor companies, and will include retail, small and middle-market commercial, trust and investment management, mortgage banking, insurance, investment services and leasing.

    There have been - and will be - personnel dislocations as a result of the merger process. Through consolidation of functions and mandated divestitures, an estimated 1,000 people from both predecessor organizations will be affected. Taken in perspective, this will be less than 5 percent of total employment after normal turnover and early retirement options have been exercised. The important thing to remember, however, is that 90% of the `new' Southern National's employees will be better off for the long-term.



(Photograph of 2 men and a woman appears here)

                    A   MERGER   OF   EQUALS

  What

   It

 Means


The `new' Southern National represents the creation of a large, well-capitalized financial institution with unprecedented marketing leverage in its traditional markets and the capability to expand its influence throughout the Southeast and the United States. The new organization ranks sixth in size in the Southeast and 38th among bank holding companies in the country. In North Carolina, it will be number one in market share of deposits, and in South Carolina it will command a firm third place in this category. In the fast growing Greenville-



(Photograph of a man and woman appears here with the caption to follow)

NETWORK CONTROL TECHNICIANS CAROL STREET AND STEVE PETTY
ARE SHOWN MONITORING DAILY OPERATIONS FUNCTIONS OF THE `NEW'
SOUTHERN NATIONAL.



Spartanburg area of South Carolina, it will be first in market share of deposits. Both North and South Carolina are two of the fastest growing states in the country. Both are astride the I-85 corridor, which BUSINESS WEEK describes as the "preferred megacorridor for business in the '90s." North Carolina's present unemployment rate of 3.7 percent is the lowest of the 11 largest states, and it boasts a population growth of nearly 5 percent. It also has one of the nation's most diversified economies, with the eighth largest manufacturing base. South Carolina ranks fourth among the states in global investment and is home to the BMW North American manufacturing complex. Finally, our acquisition in January 1995 of Commerce Bank in Virginia Beach, Virginia, gives us a bridgehead for rapid expansion in the Old Dominion state.

    For shareholders, the merger means enhanced long-term value in a world-class organization that will be more competitive in its traditional markets as well as in future new markets. It also means greater profits in the future as in-market redundancies are eliminated, technology-driven delivery systems are put on line, and cost efficiencies are realized. For employees it means greater potential for personal growth in a larger company, and an expanded career field for creative self-expression and growth. For customers, it means a wide selection of products and services and faster response time as a result of the community bank organizational focus and technology-

(Photograph of people working appears here with the caption to follow)

TECHNOLOGY-DRIVEN SYSTEMS WILL PLAY A VITAL ROLE IN PRODUCING THE MANY BENEFITS INHERENT IN ECONOMIES OF SCALE, PROVIDING SERVICES AND CONVENIENCE AT HIGHLY COMPETITIVE PRICES.



driven delivery systems. Our customers will not only have enhanced product and service offerings, but highly competitive ones as a result of improved cost effectiveness. Most of all, perhaps, it means enhancing our partnership with our customers as we help them achieve their financial goals and secure their financial future.

    For our communities throughout the three-state area, it means the continuation of our regional and community focus which has fostered an active presence as corporate and individual citizens. Our predecessor organizations grew up with many of the cities and towns we still call home, and we remain their neighbor as much as their hometown bank. Our increased size and financial strength will also guarantee our continued capability to support the many worthwhile charities and civic endeavors we have been involved in over the years.

(Blurred photograph of 3 men and 2 women working behind computers in Computer Data Room appears here with caption to follow)

TECHNOLOGY-DRIVEN SYSTEMS WILL PLAY A VITAL ROLE IN PRODUCING THE MANY BENEFITS INHERENT IN ECONOMIES OF SCALE, PROVIDING SERVICES AND
CONVENIENCE AT HIGHLY COMPETITIVE PRICES.

(Photograph of 3 women and a man standing in front of newly built houses appears here with the caption to follow)

ADVENTURA EAST IN WILSON, NC, IS A GOOD EXAMPLE OF OUR COMMITMENT TO FOSTER IMPROVEMENT IN RESIDENTIAL HOUSING FOR LOW AND MODERATE INCOME SEGMENTS IN THE COMMUNITIES WE SERVE. SHOWN AT A CONSTRUCTION SITE ARE, FROM LEFT, JANIE JOHNSON, CORPORATE LENDING COMPLIANCE OFFICER; CATHY KAUFMANN, MARKET MANAGER OF THE BANK'S COMMUNITY REINVESTMENT ACT PROGRAM; BRIAN COYLE, COMMUNITY DEVELOPMENT MANAGER; AND BARBARA BLACKSTON, HOUSING COORDINATOR OF THE WILSON COMMUNITY IMPROVEMENT ASSOCIATION.


Why It 's Good

   For Our

 Communities


    The `new' Southern National is expected to have combined financial resources significantly greater than those possessed by its two predecessor companies operating separately. This financial power will result from increased earnings potential generated through consolidation of functions, combination of processes, enhanced market presence and the operating efficiencies achieved through economies of scale. While we have discussed the expected impact these resources will have on shareholders, employees and customers, they will also afford expanded opportunities and benefits for the many communities we serve in North and South Carolina, as well as the Tidewater region of Virginia.

    Both Southern National and BB&T already had established Community Reinvestment Act (CRA) plans to guide their respective programs directed at community development activities in the two Carolinas. The CRA plan of the `new' Southern National will contain elements of both as it projects an even larger presence in these communities. Each had already achieved success in a variety of outreach, lending and deposit programs, as well as charitable endeavors designed to meet the total banking needs of their communities.

    Both predecessor companies, for example, had been active participants in government lending programs, such as those under the auspices of the Farmers Home Administration and Small Business Administration ("SBA"), as well as the Federal Housing Administration and Veterans Administration. Southern National and BB&T were leaders in the banking industry in the number of SBA loans originated in North Carolina.

    One of the key objectives of the `new' Southern National will be to foster growth in services to low and moderate income and minority segments in its communities. Each of the predecessor companies had already established flexible underwriting criteria to meet these needs. For example, BB&T initiated the Community Home Ownership Incentive Program (CHIP) to originate affordable housing loans for low and moderate income individuals and families. Southern National had a similar program called Home Ownership Made Easy (HOME). Over 3,000 mortgage loans were originated through these programs in 1994 alone.

    The `new' Southern National will also be focused on the construction and improvement of residential housing in the communities it serves -programs originated by its predecessor companies. For example, BB&T already had become known as an expert in community development lending, employing a full-time community development manager. One such development is Adventura East, a 68-unit single-family affordable housing subdivision in Wilson, NC. Adventura East has won numerous awards as an outstanding example of single-family housing initiatives. BB&T is also involved in three other similar housing projects in the North Carolina communities of Hillsborough, Shelby and Raleigh. For its part, Southern National has committed over $100 million for low and moderate income housing, including a senior citizens project. These developments are being built in the North Carolina communities of Southern Pines, Henderson, Goldsboro and Charlotte.

    Through direct investment and investment pools, both Southern National and BB&T have been involved in the Habitat for Humanity program, which constructs affordable new housing for low and moderate income individuals throughout the Southeast. The new company will continue to support this worthwhile program.

    The `new' Southern National also plans to enhance its presence in the many charitable endeavors begun by its predecessors. Charitable programs sponsored by SNC and BB&T totalled $4.0 million in 1994, and included - in addition to the community development programs described - day care centers, educational programs and scholarship funds.

    The management and Board of Directors of the `new' Southern National are pledged to continue and expand the community investment strategies begun by our two predecessor companies. We believe that community involvement is a dynamic process involving evolution and refinement. As a result, we will continue to be sensitive to the needs of our communities by evaluating and implementing policies and initiatives that honor our corporate commitments.


(Photograph of woman and boy playing ball appears here with the caption to follow)

BARBARA BLACKSTON TAKES TIME OUT TO ENTERTAIN A YOUNG RESIDENT OF ADVENTURA
EAST.

                A   MERGER  OF  EQUALS

 Where

It Will

 Take

  Us


(Photograph of BB&T and Southern National certificates being exchanged appears here with the caption to follow)

THE EXCHANGE OF BB&T STOCK CERTIFICATES FOR SHARES IN THE `NEW' SOUTHERN NATIONAL SYMBOLIZES NOT ONLY A MERGER-OF-EQUALS, BUT A POWERFUL NEW PARTNERSHIP FOR THE TWENTY-FIRST CENTURY.

    The enhanced size, capital strength and market power of the `new' Southern National gives us a new dimension of potential in the rapidly changing financial services environment. We are large enough to employ our economies of scale to deliver more imaginative products and services at highly competitive prices, yet small enough not to forget our roots and the loyal customers who made us what we are. We have the size to provide a broader career field of opportunity for our employees, yet retain the mutual respect that fosters the interpersonal relationships that have always set our people apart from the competition. This merger-of-equals has enhanced our shareholders' investment in the new franchise, yet we remember the names and faces that supported our predecessor companies throughout their histories. Our superior earnings enhance our ability to fund the many worthwhile civic and cultural activities in our communities, yet our employee citizen-ship in these communities is as important to us as our corporate citizenship.

    Where will the `new' Southern National take us? As far as the vision and imagination of its people - but always within the horizons framed by its principles. By leveraging the best creative talent of both predecessor banks, our vision on the future is truly unlimited. From our new positions of size and strength we look out on the promise of performance, proficiency and progress - the tangibles we prominently display on the bottom line of our income statement. But we understand only too well that such tangibles are never given or taken; they are always exchanged through partnership. Partnership, by definition, implies an exchange of trust as well as an exchange of goods and services. This is our principle. And while our policies will change many times over the coming years, our principles will never change.

    Wherever the `new' Southern National takes us, we will make the journey as partners... with our employees, shareholders, customers and the communities in which we operate. This is how it has always been at Southern National and BB&T for over 200 collective years of proud banking tradition. And this is how the `new' Southern National Corporation will navigate its way into the twenty-first century.


(Photograph of 2 women and a man looking over papers at a desk appears here with the caption to follow)

PARTNERSHIP IMPLIES AN EXCHANGE OF TRUST AS WELL AS THE EXCHANGE OF GOODS
AND SERVICES. IN OUR SHELBY, NC OFFICE, CUSTOMER SERVICE IS COORDINATED WITH COMMUNITY NEEDS. FROM LEFT ARE LAURA SMITH, CUSTOMER SERVICE REPRESENTATIVE; LYNN DEAN, ASSISTANT VICE PRESIDENT AND FINANCIAL CENTER MANAGER; AND HAZELENE SMITH, OFFICE MANAGER AND CRA SPECIALIST.

   Board

      Of

Directors



                                                                         (Photo)                    (Photo)

                                                                        JOHN A. ALLISON         PAUL B. BARRINGER
                                                                        Chairman and Chief      President and Chief
                                                                        Executive Officer       Executive Officer
                                                                        Southern National       Coastal Lumber Company
                                                                        Corporation             Weldon, NC
                                                                        Branch Banking and Trust
                                                                        Company
                                                                        Winston-Salem, NC


     (Photo)                (Photo)            (Photo)                     (Photo)                (Photo)

W. R. CUTHBERTSON, JR.    RONALD E. DEAL    ALBERT J. DOOLEY, SR.       JOE L. DUDLEY, SR.       TOM D. EFIRD
Senior Vice President     Investor          Partner                     President and Chief      President
Branch Banking and Trust  Chairman          Dooley, Dooley, Spence &    Executive Officer        Standard Distributors, Inc.
Company                   Wesley Hall       Parker, P.A.                Dudley Products, Inc.    Gastonia, NC
Charlotte, NC             Hickory, NC       Attorneys-at-Law            Greensboro, NC
                                            Lexington, SC



    (Photo)                        (Photo)                        (Photo)                     (Photo)

O. WILLIAM FENN, JR.          PAUL S. GOLDSMITH               DR. LLOYD VINCENT HACKLEY    ERNEST F. HARDEE
Director                      President                       President                    President
Furniture Export Office       William Goldsmith Co., Inc.     NC System of Community       Hardee Realty Corporation
International Trade Division  Greenville, SC                  Colleges                     Portsmouth, VA
NC Department of                                              Raleigh, NC
Commerce
High Point, NC


      (Photo)

DR. RICHARD JANEWAY
Executive Vice President for
Health Affairs and Executive
Dean
Bowman Gray School of
Medicine
Wake Forest University
Winston-Salem, NC


DR. J . ERNEST LATHEM           JAMES H. MAYNARD             JOSEPH A. MCALEER , JR.    ALBERT O. MCCAULEY
Personal Investments            Chairman and Chief           Chief Executive Officer    Secretary and Treasurer
Retired Director of Prostate    Executive Officer            Krispy Kreme               Quick Stop Food Marts, Inc.
Diagnostic Center               Investors Management         Doughnut Corporation       McCauley Moving & Storage
Greenville, SC                  Corporation                  Winston-Salem, NC          of Fayetteville, Inc.
                                Raleigh, NC                                             Fayetteville, NC

JAMES DICKSON MCLEAN, JR.       CHARLES E. NICHOLS           L. GLENN ORR, JR.          A. WINNIETT PETERS
President                       Consulting Counsel           Chairman Emeritus          Consultant of Government
McLean, Stacy, Henry,           Nichols, Caffrey , Hill &    Southern National          Affairs
McLean, McIntyre &              Evans, P .L.L.C.             Corporation                Standard Commercial
Ramseur, P.A.                   Attorneys-at-Law             Winston-Salem, NC          Tobacco Company
Attorneys-at-Law                Greensboro, NC                                          Wilson, NC
Lumberton, NC


RICHARD L. PLAYER, JR.          C. EDWARD PLEASANTS, JR.     NIDO R. QUBEIN             A. TAB WILLIAMS, JR.
President                       President and Chief          Chief Executive Officer   Chairman and Chief
Player, Inc.                    Executive Officer            Creative Services, Inc.    Executive Officer
Fayetteville, NC                Pleasants Hardware           High Point, NC             A. T. Williams Oil Company
                                Company                                                 Winston-Salem, NC
                                Winston-Salem, NC



PRINCIPAL OFFICERS
OF SOUTHERN
NATIONAL
CORPORATION


JOHN A. ALLISON
Chairman and Chief
Executive Officer

HENRY G. WILLIAMSON, JR.
Executive Vice President and
Chief Administrative Officer

W. KENDALL CHALK
Executive Vice President

ROBERT E. GREENE
Executive Vice President

KELLY S. KING
Executive Vice President

MORRIS D. MARLEY
Executive Vice President

SCOTT E. REED
Executive Vice President and
Chief Financial Officer

MICHAEL W. SPERRY
Executive Vice President

 BB&T's

Banking

Network


(Map of North and South Carolina appears here)



NORTH CAROLINA
319 OFFICES, 161 CITIES,
66 COUNTIES

BRANCH BANKING AND
TRUST COMPANY

CAPE FEAR

COLUMBUS COUNTY
Chadbourn(1)
Tabor City(1)
Whiteville(3)

CUMBERLAND COUNTY
Fayetteville(11)
Hope Mills(1)
Spring Lake(1)

ROBESON COUNTY
Fairmont(1)
Lumberton(4)
Red Springs(2)
Rowland(1)

SAMPSON COUNTY
Clinton(3)
Newton Grove(1)
Roseboro(1)

CATAWBA

ALEXANDER COUNTY
Bethlehem(1)
Taylorsville(1)

ALLEGHANY COUNTY
Sparta(1)

CATAWBA COUNTY
Hickory(7)
Newton(2)
Maiden(1)
Claremont(1)
Catawba(1)
Conover(1)

IREDELL COUNTY
Statesville(3)

LINCOLN COUNTY
Lincolnton(2)
Denver(1)

SURRY COUNTY
Elkin(2)
Mount Airy(2)
Pilot Mountain(1)

WILKES COUNTY
N. Wilkesboro(1)
Wilkesboro(1)

EASTERN

JOHNSTON COUNTY
Benson(1)
Clayton(1)
Micro(1)
Princeton(1)
Selma(1)
Smithfield(1)

LENOIR COUNTY
Kinston(4)

PITT COUNTY
Ayden(1)
Farmville(1)
Fountain(1)
Greenville(4)

WAYNE COUNTY
Fremont(1)
Goldsboro(4)
Pikeville(1)

WILSON COUNTY
Black Creek(1)
Elm City(1)
Stantonsburg(1)
Wilson(4)

METRO

GASTON COUNTY
Cherryville(2)
Cramerton(1)
Dallas(1)
Gastonia(9)
Lowell(1)
Mount Holly(1)
Ranlo(1)
Stanley(1)

IREDELL COUNTY
Mooresville(2)

MECKLENBURG COUNTY
Charlotte(16)
Huntersville(1)
Matthews(3)
Mint Hill(1)
Pineville(1)

NORTHEAST

CHOWAN COUNTY
Edenton(1)

DARE COUNTY
Kitty Hawk(1)

EDGECOMBE COUNTY
Tarboro(3)

GRANVILLE COUNTY
Oxford(2)

HALIFAX COUNTY
Enfield(1)
Littleton(1)
Roanoke Rapids(2)
Halifax(1)
Weldon(1)
Scotland Neck(1)

MARTIN COUNTY
Williamston(1)
Jamesville(1)
Oak City(1)

NASH COUNTY
Rocky Mount(2)

PASQUOTANK COUNTY
Elizabeth City(1)

VANCE COUNTY
Henderson(2)

WARREN COUNTY
Warrenton(2)

WASHINGTON COUNTY
Plymouth(2)
Roper(1)

PIEDMONT

DAVIDSON COUNTY
Denton(1)
Lexington(2)
Thomasville(3)
Welcome(1)

DAVIE COUNTY
Mocksville(2)

FORSYTH COUNTY
Clemmons(1)
Kernersville(1)
Lewisville(1)
Winston-Salem(15)

STOKES COUNTY
King(1)

YADKIN COUNTY
Yadkinville(1)

SANDHILLS

ANSON COUNTY
Morven(1)
Wadesboro(2)

CHATHAM COUNTY
Goldston(1)
Siler City(1)

HARNETT COUNTY
Angier(1)
Coats(1)
Lillington(1)

HOKE COUNTY
Raeford(1)

LEE COUNTY
Broadway(1)
Sanford(3)

MONTGOMERY COUNTY
Mt. Gilead(1)

MOORE COUNTY
Aberdeen(2)
Carthage(2)
Pinehurst(2)
Seven Lakes(1)
Southern Pines(1)
Vass(1)

RICHMOND COUNTY
Hamlet(1)
Rockingham(2)

SCOTLAND COUNTY
Laurinburg(2)



SOUTHEAST

BRUNSWICK COUNTY
Shallotte(1)

CARTERET COUNTY
Beaufort(1)
Morehead City(3)

CRAVEN COUNTY
Havelock(1)
New Bern(4)

DUPLIN COUNTY
Wallace(2)
Warsaw(1)
Faison(1)
Magnolia(1)

JONES COUNTY
Trenton(1)

NEW HANOVER COUNTY
Wilmington(6)
Carolina Beach(1)

TRIAD

ALAMANCE COUNTY
Burlington(2)
Graham(1)



GUILFORD COUNTY
Greensboro(11)
High Point(5)
Jamestown(1)

RANDOLPH COUNTY
Liberty(1)
Ramseur(1)

ROCKINGHAM COUNTY
Eden(1)
Madison(1)
Reidsville(2)

TRIANGLE

DURHAM COUNTY
Durham(8)

ORANGE COUNTY
Chapel Hill(2)

PERSON COUNTY
Roxboro(1)

WAKE COUNTY
Apex(1)
Cary(5)
Fuquay-Varina(1)
Garner(1)
Knightdale(1)
Raleigh(11)


WESTERN

BUNCOMBE COUNTY
Asheville(3)

BURKE COUNTY
Hildebran(1)
Morganton(1)
Valdese(1)

CALDWELL COUNTY
Lenoir(1)

CLEVELAND COUNTY
Kings Mountain(1)
Boiling Springs(1)
Fallston(1)
Lawndale(1)
Shelby(3)

HAYWOOD COUNTY
Maggie Valley(1)

HENDERSON COUNTY
Fletcher(1)

MCDOWELL COUNTY
Old Fort(1)

RUTHERFORD COUNTY
Forest City(2)
Ellenboro(1)
Spindale(1)
Rutherfordton(2)

WATAUGA COUNTY
Boone(1)

SOUTH CAROLINA
110 OFFICES, 51 CITIES,
23 COUNTIES

BRANCH BANKING AND TRUST
COMPANY OF SOUTH CAROLINA

LOWLANDS

BEAUFORT COUNTY
Beaufort(2)
Parris Island(1)
Yemassee(1)

BERKELEY COUNTY
Goose Creek(1)

CALHOUN COUNTY
St. Matthews(1)

CHARLESTON COUNTY
Charleston(4)
James Island(1)
Johns Island(1)
Mount Pleasant(1)
North Charleston(2)

COLLETON COUNTY
Walterboro(1)

DORCHESTER COUNTY
Summerville(1)

HAMPTON COUNTY
Brunson(1)
Estill(1)
Hampton(1)
Varnville(1)

ORANGEBURG COUNTY
Orangeburg(2)

MIDLANDS

LEXINGTON COUNTY
Batesburg(1)
Cayce(2)
Chapin(1)
Irmo(3)
Lexington(5)
Swansea(1)
West Columbia(5)

MCCORMICK COUNTY
McCormick(1)

NEWBERRY COUNTY
Newberry(2)

RICHLAND COUNTY
Columbia(13)

PEE DEE

CHESTER COUNTY
Chester(1)

FLORENCE COUNTY
Florence(2)


HORRY COUNTY
Little River(1)
Loris(1)
Myrtle Beach(2)
N. Myrtle Beach(1)

LANCASTER COUNTY
Lancaster(2)

SUMTER COUNTY
Sumter(3)

YORK COUNTY
Rock Hill(2)

UPSTATE

ANDERSON COUNTY
Anderson(2)
Belton(2)
Honea Path(1)
Piedmont(1)
Williamston(1)

GREENVILLE COUNTY
Greenville(16)
Greer(2)
Mauldin(1)
Simpsonville(1)
Taylor(1)

OCONEE COUNTY
Seneca(1)

PICKENS COUNTY
Clemson(2)
Easley(2)

SPARTANBURG COUNTY
Spartanburg(4)
Lyman(1)

VIRGINIA
21 OFFICES,
7 INDEPENDENT CITIES,
1 COUNTY

COMMERCE BANK

Chesapeake(5)
Hampton(1)
Newport News(2)
Norfolk(2)
Portsmouth(3)
Suffolk(2)
Virginia Beach(5)

YORK COUNTY(1)

Glossary

ALLOWANCE FOR LOAN LOSSES:


A valuation allowance offset against total loans, which represents the amount considered by management to be adequate to absorb estimated losses inherent in the loan portfolios.


BOOK VALUE PER COMMON SHARE:


The value of a share of common stock determined by dividing common shareholders' equity by the number of common shares outstanding.

DERIVATIVES:


Financial instruments or contracts, including interest rate swaps, floors and ceilings, and futures and forward contracts, the characteristics and values of which are derived from or related to other financial instruments such as bonds, stocks and market indices.


EARNING ASSETS:


Loans, investment securities and short-term investments that generate interest and yield related fee income.


FEDERAL FUNDS SOLD/PURCHASED:


Excess balances of depository institutions which are loaned to each other, generally on an overnight basis.


FULLY DILUTED EARNINGS PER SHARE:


Earnings per share reflecting the dilutive effect of all contingently issuable shares.


GOODWILL/NEGATIVE GOODWILL:


The excess of cost over net assets acquired/the excess of net assets acquired over cost resulting from a business combination accounted for as a purchase. The excess recorded in the combination is amortized as a debit or credit to income over the periods to be benefited.


HEDGING:


The use of agreements such as swaps, floors and ceilings, and futures and forward contracts to protect net interest income against the adverse effects of sharp movements, either up or down, in market rates of interest.


INTEREST-BEARING LIABILITIES:


Deposits and borrowed funds on which interest is paid.

INTEREST RATE SPREAD:


The difference between the average rate earned on earning assets on a taxable equivalent basis and the average rate paid for interest-bearing liabilities.


INTEREST RATE SWAPS:


Agreements entered into with other financial intermediaries in which one party agrees to pay/receive a fixed payment over the term of the agreement and the other party agrees to receive/pay a payment which varies with changes in market interest rate indices, such as LIBOR, the Federal Funds overnight rate or Prime. Interest rate swaps are used to manage the impact of changes in market interest rates on interest income and interest expense.


LEVERAGE RATIO:


The ratio of Tier 1 capital to total tangible assets.

NET CHARGE-OFFS:


The amount of loans written off as uncollectible, less recoveries of loans previously written off.


NET INTEREST MARGIN:


Net taxable equivalent interest income divided by average interest-earning assets. It is a measure of how effectively a corporation utilizes its earning assets in relation to the interest cost of funding.


NONPERFORMING ASSETS:


Loans on which interest income is not being accrued, restructured loans on which interest rates or terms of repayment have been materially revised, and real properties acquired through foreclosure.


PRIMARY EARNINGS PER SHARE:


Net income available to common shareholders divided by the weighted average number of common shares and equivalent shares outstanding.

PROVISION FOR LOAN LOSSES:


The period charges against earnings required to maintain the allowance for loan losses at a level considered by management to be adequate to absorb estimated losses inherent in the loan portfolios.


RETURN ON AVERAGE ASSETS:


A measure that indicates how effectively an entity uses its total resources. It is calculated by dividing annual net income by average assets.


RETURN ON COMMON EQUITY:


A measure of how productively an entity's equity is employed. It is calculated by dividing annual net income by average common shareholders' equity.

RISK-BASED CAPITAL RATIOS:


Regulatory ratios of capital to assets, including assets not reflected on the balance sheet, which have been adjusted to reflect the risk profile of such assets. Tier 1 capital consists of shareholders' equity reduced by goodwill, while total capital is Tier 1 capital plus the allowance for loan losses and subordinated debt.


SUPERIOR BALANCED PERFORMANCE:


The achievement of superior performance in customer service quality, balance sheet quality, profitability and growth.


TAXABLE EQUIVALENT INCOME:


Income which has been adjusted by increasing tax exempt income to a level that is comparable to taxable income before any taxes are applied.

TOTAL QUALITY MANAGEMENT (TQM):


A management approach to long-term success through customer satisfaction.
TQM is based on the participation of all members of an organization in improving processes, products, services and the culture in which they work.


TOTAL RETURN TO SHAREHOLDERS:


The change in the market stock price for a year, plus the annual dividend received.


YIELD TO BREAK EVEN:


Noninterest expense plus provision for loan losses, less noninterest income, divided by average earning assets.

Shareholder

Information



Stock Performance                                                1994       1993       1992       1991       1990

Dividend payout percentage                                      32.74%     79.01      32.68      33.82      36.84
Dividend yield (based on average high/low price for
  the year)                                                       3.8        3.0        3.1        3.7        3.7
Price/earnings ratio (based on year-end stock price
  and fully diluted earnings per share)                           8.7x        NM       13.3       10.4        8.9
Price/book ratio (end of year)                                   1.37       1.50       1.48       1.14        .91


NM -- Not Meaningful


Common Stock Statistics                                          1994       1993       1992       1991       1990

Stock price ranges:
  High                                                      $   21.88      23.38      19.75      16.25      14.50
  Low                                                           17.13      18.88      13.00       8.75       8.00
  Close                                                         19.13      19.75      19.63      13.88      10.00



Quarterly Common Stock Price Ranges and Dividends


                                                   1994                                 1993
Quarter                                  High        Low       Dividend       High        Low       Dividend

1st                                 $   20.50      18.38          .17    $   22.50      19.63          .15
2nd                                     21.88      18.88          .17        23.38      19.25          .15
3rd                                     21.88      20.00          .20        23.38      19.75          .17
4th                                     21.13      17.13          .20        21.88      18.88          .17



                                                                                  Standard       Fitch
Ratings                                                               Moody's     & Poor's     Investors

Southern National Corporation
  Commercial Paper                                                     Prime 1          A-2
  Preferred Stock                                                           a2          BBB
Branch Banking and Trust Company
  Certificates of Deposit                                                A1/P1        A/A-1        A/F-1
  Letters of Credit                                                      A1/P1        A/A-1
  Medium-Term Notes                                                         A1            A



SHAREHOLDER INFORMATION


Shareholders seeking information regarding stock transfer, lost certificates, dividends and address changes should contact the BB&T Corporate Trust Department in Wilson, NC at 919-399-4606.


DIVIDEND REINVESTMENT PLAN


The Dividend Reinvestment Plan enables shareholders to reinvest dividends and/or invest additional cash in full or fractional shares of Southern National Corporation on a regular basis. For more information, contact the Shareholder Relations Department in Lumberton, NC at 910-671-2273 or in Wilson, NC at 919-399-4248.


STOCK EXCHANGE


The common and preferred stocks of Southern National Corporation are traded on the New York Stock Exchange under the symbols SNB and SNBPFA.

                              Financial

                              Review

        SELECTED FINANCIAL DATA

SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES


                                                                               Year Ended December 31,
                                                                1994       1993       1992       1991       1990       1989
SUMMARY OF OPERATIONS (millions)
Interest income                                            $   1,318      1,199      1,208      1,243      1,239      1,202
Interest expense                                                 581        506        590        743        802        807
Net interest income                                              737        693        618        500        437        395
Provision for loan losses                                         18         53         63         76         54         33
Net interest income after provision for loan losses              719        640        555        424        383        362
Noninterest income                                               226        220        186        178        138        125
Noninterest expense                                              583        663        510        435        393        360
Income before income taxes                                       362        197        231        167        128        127
Income taxes                                                     125         77         84         51         35         36
  Net income before cumulative effect of changes in
    accounting principles                                  $     237        120        147        116         93         91
PER SHARE
Net income before cumulative effect:
  Primary                                                  $    2.26       1.16       1.53       1.36       1.14       1.15
  Fully diluted                                                 2.21       1.16       1.48       1.33       1.12       1.14
Cash dividends                                                   .74        .64        .50        .46        .42        .39
Market price:
  High                                                         21.88      23.38      19.75      16.25      14.50      15.50
  Low                                                          17.13      18.88      13.00       8.75       8.00      12.00
  Close                                                        19.13      19.75      19.63      13.88      10.00      13.50
Book value                                                     13.92      13.14      13.22      12.17      11.03      10.36
SELECTED AVERAGE BALANCES (millions)
Assets                                                     $  18,964     17,067     15,363     13,676     12,765     12,260
Earning assets                                                17,842     16,000     14,353     12,500     11,702     11,454
Securities at amortized cost                                   5,340      4,670      3,999      3,337      2,826      2,749
Loans and leases, net                                         12,195     11,029     10,025      9,087      8,733      8,382
Deposits                                                      14,300     13,546     12,602     11,398     10,365      9,810
Interest-bearing liabilities                                  15,559     13,936     12,682     11,319     10,689     10,499
Shareholders' equity                                           1,453      1,377      1,191        928        817        744
SELECTED YEAR END BALANCES (millions)
Assets                                                     $  19,855     18,858     15,967     14,436     13,013     12,655
Earning assets                                                18,687     17,653     14,838     13,372     11,547     11,080
Securities                                                     5,425      5,225      4,208      3,585      2,612      2,303
Loans and leases, net                                         12,936     12,064     10,384      9,657      8,733      8,619
Deposits                                                      14,314     14,595     13,044     12,166     10,848     10,378
Interest-bearing liabilities                                  16,284     15,452     13,029     12,010     10,607     10,193
Shareholders' equity                                           1,496      1,399      1,267      1,024        848        777



                                                               Five-Year
                                                              Growth Rate
SUMMARY OF OPERATIONS (millions)
Interest income                                                     1.86%
Interest expense                                                   (6.36)
Net interest income                                                 13.3
Provision for loan losses                                          (11.4)
Net interest income after provision for loan losses                 14.7
Noninterest income                                                  12.6
Noninterest expense                                                 10.1
Income before income taxes                                          23.3
Income taxes                                                        28.3
  Net income before cumulative effect of changes in
    accounting principles                                           21.1%
PER SHARE
Net income before cumulative effect:
  Primary                                                           14.5%
  Fully diluted                                                     14.2
Cash dividends                                                      13.7
Market price:
  High                                                               7.1
  Low                                                                7.4
  Close                                                              7.2
Book value                                                           6.1
SELECTED AVERAGE BALANCES (millions)
Assets                                                               9.1%
Earning assets                                                       9.3
Securities at amortized cost                                        14.2
Loans and leases, net                                                7.8
Deposits                                                             7.8
Interest-bearing liabilities                                         8.2
Shareholders' equity                                                14.3
SELECTED YEAR END BALANCES (millions)
Assets                                                               9.4%
Earning assets                                                      11.0
Securities                                                          18.7
Loans and leases, net                                                8.5
Deposits                                                             6.6
Interest-bearing liabilities                                         9.8
Shareholders' equity                                                14.0



NOTE: SOUTHERN NATIONAL CORPORATION RECORDED CHARGES FOR THE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES IN 1993. THE AMOUNT OF THE CHARGES, NET OF INCOME TAXES, WAS $34.3 MILLION OR $.35 PER SHARE BOTH ON A PRIMARY AND FULLY DILUTED BASIS. NET INCOME AFTER GIVING EFFECT TO THE CHANGES IN ACCOUNTING PRINCIPLES IN 1993 WAS $85.8 MILLION OR $.81 PER SHARE, BOTH PRIMARY AND FULLY DILUTED.

CHIEF FINANCIAL
      OFFICER'S
       COMMENTS


As explained elsewhere in this annual report, the `new' Southern National Corporation ("SNC") was formed on February 28, 1995 through the merger of SNC with BB&T Financial Corporation ("BB&T") in a transaction accounted for as a pooling-of-interests. On January 10, 1995, BB&T and Commerce Bank ("Commerce") merged in a separate transaction also accounted for as a pooling-of-interests. This report, including this financial review, is presented as if SNC, BB&T and Commerce had been combined throughout all periods presented. The results reported herein do not necessarily represent the results which would have been achieved had SNC, BB&T and Commerce actually been combined for the periods presented and are not necessarily indicative of future results.

    In this review, individual results are included where necessary for a clearer understanding of the combined results. Further,



Selected Ratios                                                                      1994         1993         1992

PROFITABILITY
Return on average assets                                                            1.25%         .50          .96
Return on average common equity                                                    16.80         6.19        12.63
Net interest margin                                                                 4.29         4.50         4.49
OPERATING EFFICIENCY
Percent of average assets:
  Noninterest income                                                                1.19%        1.29         1.21
  Noninterest expense                                                               3.07         3.89         3.32
  Net noninterest expense (noninterest expense less noninterest income)             1.88         2.60         2.11
Efficiency ratio                                                                    58.7         63.6         60.7
Yield to break even                                                                 2.10         3.10         2.70
LIQUIDITY
Average loans to average deposits                                                   85.3%        81.4         79.6
CAPITAL ADEQUACY
Average equity to average assets                                                    7.66%        8.07         7.75
Equity to assets at year-end                                                        7.54         7.42         7.94
Risk-based capital ratios:
  Tier 1 capital                                                                    12.3         11.4         13.1
  Total capital                                                                     13.6         13.1         15.5
Leverage ratio                                                                       7.8          7.2          8.2


certain adjustments have been made to conform accounting methodology, and certain amounts for prior years have been reclassified to conform statement presentations. The primary adjustment required was to conform BB&T's accounting for postretirement benefits other than pensions to that of SNC. In adopting the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Accounting for Postretirement Benefits Other Than Pensions", in 1993, BB&T elected to amortize the accumulated postretirement obligation related to the adoption over a period of 21 years, while SNC elected to reflect the adoption through the recording of a cumulative charge for this change in accounting principle. In conforming BB&T's transition methodology to that elected by SNC, the cumulative charge resulting from a change in accounting principle recorded for the year 1993 was increased by $7.0 million, net of related income taxes, while noninterest expenses were reduced by $559,000 for both 1994 and 1993.

    During the period 1991 through 1993, SNC acquired two financial institutions in transactions accounted for as purchases, while BB&T acquired ten financial institutions in such transactions. SNC added $531 million in assets in these transactions, while BB&T added $2.17 billion of assets. During this same period, SNC purchased other assets totalling approximately $340 million, while BB&T purchased other assets totalling approximately $192 million. Over the same period, SNC merged with six savings institutions with $3.0 billion in assets at the respective dates of merger, and BB&T merged with four savings institutions and one commercial bank with total assets of $1.7 billion at the respective dates of merger in transactions accounted for as poolings-of-interests.The results of companies acquired in transactions accounted for as poolings-of-interests are included for all periods presented, while the results of companies acquired in purchase transactions are included from the respective dates of acquisition. The effects of these transactions should be considered in analyzing growth rates of the combined organization. The table below presents a summary of purchased assets during the period 1991-1993.

    For a more detailed discussion and analysis, the reader may refer to SNC's 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission. SNC plans to file a Current Report on Form 8-K with the SEC in the second quarter of 1995 which will include restated audited financial statements of SNC, a restated management's discussion and analysis, and combined supplemental financial information.


THE BANK MERGERS


    On August 1, 1994, SNC and BB&T jointly announced the signing of a definitive agreement to merge. The merger of the bank holding companies was completed on February 28, 1995 and the merger of the banks in North and South Carolina is expected to be completed during May of 1995. The combined companies have an estimated total market value in excess of $2.0 billion. The surviving


ASSET PURCHASES
($ IN MILLIONS)           MERGERS

                                            OTHER ASSETS    TOTAL ASSETS
YEAR                 NUMBER   TOTAL ASSETS   PURCHASED       PURCHASED
1991                 3           $ 794         285             1,079
1992                 2             366          55               421
1993                 7           1,542         192             1,734
Total               12          $2,702         532             3,234


THE BANK MERGERS


                                                                             HISTORICAL BASIS                         `NEW'
($ IN THOUSANDS, EXCEPT PER SHARE)                               SNC                BB&T           COMMERCE           SNC
1994
Net interest income                                           $322,717            385,186          28,863           736,766
Net income                                                    109,644             119,882          7,011            236,872
Earnings per share:
  Primary                                                     2.38                3.27             2.48             2.26
  Fully diluted                                               2.27                3.27             2.37             2.21
Assets                                                        8,756,140           10,394,330       700,343          19,855,063
Deposits                                                      6,165,080           7,520,324        628,750          14,314,154
Shareholders' equity                                          632,344             822,644          47,865           1,496,477
1993
Net interest income                                           $310,463            356,789          26,264           693,516
Net income (loss)                                             (19,024)            105,012          6,551            85,828
Earnings (loss) per share:
  Primary                                                     (.57)               2.95             2.38             .81
  Fully diluted                                               NM                  2.91             2.28             .81
Assets                                                        8,274,470           9,867,398        689,630          18,858,370
Deposits                                                      6,394,871           7,565,940        634,141          14,594,952
Shareholders' equity                                          564,864             796,984          43,589           1,398,726
1992
Net interest income                                           $279,646            316,033          22,525           618,204
Net income                                                    59,163              82,621           4,942            146,726
Earnings per share:
  Primary                                                     1.34                2.53             2.05             1.53
  Fully diluted                                               1.31                2.43             1.97             1.48
Assets                                                        7,379,988           7,931,660        644,849          15,966,986
Deposits                                                      6,040,928           6,405,261        597,984          13,044,173
Shareholders' equity                                          575,455             654,030          37,413           1,266,898



NM - NOT MEANINGFUL



Carolinas banks will be Branch Banking and Trust Company in North Carolina and Branch Banking and Trust Company of South Carolina, with the "BB&T" logo serving as the communicative name.

    In conjunction with the merger, certain material, non-recurring charges of approximately $88 million were recorded. These adjustments include approximately $50 million for settlement of obligations under existing employment contracts, severance pay, early retirement and related employee benefits; approximately $12 million associated with branch closings and divestitures; approximately $6 million associated with consolidation of bank operations and systems; and approximately $13 million of expenses related to effecting the merger.

    The accompanying unaudited presentation reflects key line items on an historical basis for SNC, BB&T and Commerce and on a pro forma combined basis assuming the mergers were effective as of and for the periods presented.


RESULTS OF OPERATIONS


Consolidated net income for 1994 totalled $237 million, which produced primary net income per share of $2.26 and fully diluted net income per share of $2.21. Net income was $86 million in 1993 and $147 million in 1992. In 1993 income before the cumulative effect of changes in accounting principles, net of income taxes, totalled $120 million. Primary net income per share was $.81 in 1993 and $1.53 in 1992, while fully diluted per share earnings were $.81 and $1.48, respectively. Before the cumulative effect of changes in accounting principles in 1993, both primary and fully diluted

(2 bar charts appear here)

The plot points of these charts are as follows:


       AVERAGE EARNING ASSETS
       BILLIONS $


1990     1991     1992     1993     1994

11.7     12.5     14.4     16.0     17.8


       AVERAGE SECURITIES
       BILLIONS $

1990     1991     1992     1993     1994

2.8      3.3       4.0     4.7      5.3


per share earnings were $1.16.

    The cumulative effect of changes in accounting principles, net of related income taxes, recorded in 1993 included approximately $12.6 million to record the accumulated post-retirement obligation related to the adoption of SFAS No. 106, and $28.0 million as a result of the adoption of SFAS No. 72, "Accounting For Certain Acquisitions of Banking and Thrift Institutions" by a merged company, less a $6.4 million gain resulting from the adoption of SFAS No. 109, "Accounting for Income Taxes", implemented as of January 1, 1993. The following highlights underscore key elements of performance for 1994 and 1993.

(bullet) Total assets increased 5.3% for 1994 and 18.1% for 1993. Assets totalled $19.9 billion at the end of 1994.

(bullet) Average earning assets increased 11.5% both for 1994 and 1993. Taxable equivalent net interest income rose $44.9 million or 6.2% in 1994. This followed an increase in taxable equivalent net interest income of $75.7 million or 11.8% in 1993.

(bullet) The provision for loan losses was reduced further in 1994 to a total of $17.8 million for the year. This followed a reduction of $9.6 million or 15.2% in 1993. The provision recorded in 1993 was $53.3 million, compared with $62.9 million in 1992. The banks have been able to reduce the provisions for loan losses because of continuing improvements in asset quality.

(bullet) Noninterest income for 1994 increased $5.7 million or 2.6% to a total of $226.0 million. This followed an increase of $34.4 million or 18.5% in 1993. Noninterest income included gains on sales of securities of $3.1 million in 1994, $16.8 million in 1993 and $9.3 million in 1992.


(bullet) Noninterest expense totalled $583.3 million in 1994. This compared with $663.2 million in 1993 and $510.2 million in 1992. Noninterest expense in 1993 included a loss of $49.1 million incurred on the bulk sale of assets recorded in 1993 and completed in 1994.

(bullet) The effective tax rates were 34.5% in 1994, 39.1% in 1993 and 36.5% in 1992.

    The returns on average assets were 1.25% for 1994, .50% for 1993 and .96% for 1992. For the same years, the returns on average common equity were 16.8%, 6.2% and 12.6%, respectively.

    At the end of 1994, the ratio of equity to assets on a consolidated basis was 7.5%, compared with 7.4% a year earlier and 7.9% at the end of 1992. The pro forma risk-adjusted total capital ratio was 13.6% at the end of the year, compared with 13.1% twelve months earlier. The equity and capital ratios have declined

AVERAGE YIELDS AND RATES - TAXABLE EQUIVALENT BASIS


                                    1994     1993    1992
Loans                               8.31%    8.24    9.05
Investment securities               5.85     6.43    7.68
Other earning assets                3.97     2.89    3.99
Total interest-earning assets       7.54%    7.66    8.60
Interest-bearing deposits           3.52%    3.57    4.62
Short-term borrowed funds           4.24     3.23    3.42
Long-term debt                      6.04     5.76    8.36
Total interest-bearing liabilities  3.74%    3.63    4.65
Interest rate spread                3.80%    4.03    3.95
Net yield on earning assets         4.29     4.50    4.49


slightly over the past two years because of leverage created by the purchase of assets, unusual costs and expenses incurred in consummating mergers, the recording of the cumulative effects resulting from changes in accounting principles, and declines in the market value of securities available for sale, which are recorded as a reduction of equity.


NET INTEREST INCOME


Net interest income represents the principal source of earnings for SNC.
Net interest income equals the amount by which interest income exceeds interest expense. For 1994 net interest income represented 76.5% of net revenues (net interest income plus noninterest income), compared with 75.9% in 1993 and 76.9% in 1992.

    Net interest income totalled $737 million in 1994, compared with $694 million in 1993 and $618 million in 1992. There was a compression both in the interest rate spread and margin in 1994. The growth in net interest income in 1994 and 1993 was a result of growth in average earning assets.

    The taxable equivalent net yield on average earning assets is a primary measure used in evaluating the effectiveness of the management of earning assets and funding liabilities. The net yield on average earning assets was 4.29% in 1994, 4.50% in 1993 and 4.49% in 1992. The margin decline during the past year was caused by higher interest rates. SNC is liability sensitive over the short-term (that is, greater amounts of liabilities reprice within specified periods than do assets). As market rates of interest have risen, increases in the average cost of funds have been more pronounced than increases in the average yields on earning assets.

SNC uses synthetic instruments commonly known as derivatives to hedge specified assets and liabilities. These hedges contributed $900,000 to net interest income in 1994, compared with $17.1 million in 1993 and $23.7 million in 1992.


PROVISION FOR LOAN LOSSES


An annual provision for loan losses is charged against earnings in order to maintain the allowance for loan losses at a level considered adequate by management to absorb existing and potential losses in the loan portfolio. As a result of improved asset quality, the provision recorded by SNC in 1994 was $17.8 million, compared with $53.3 million in 1993 and $62.9 million in 1992. During the period 1990-1991, a persistent economic slowdown and a deterioration of real estate markets and values led to higher levels of net charge-offs and nonperforming assets. As a result, SNC recorded historically high provisions for loan and lease losses - although not as great as those of the banking industry in general.

    Beginning in 1992, SNC has experienced steady and significant improvements in asset quality which have led to steady declines in net charge-offs. As a result, SNC has been able to significantly lower its provisions for loan and lease losses. Still, the allowance for loan and lease losses was 1.31% of loans and leases outstanding at the end of 1994 and was 3.65 times nonperforming loans and leases at the end of the year.


NONINTEREST INCOME


Noninterest income includes service charges on deposit accounts, trust revenues, mortgage origination and servicing revenues, insurance commissions, gains and losses on investment securities transactions, and other commissions and fees derived from banking and bank-related activities. Noninterest income for 1994 totalled $226.0 million, compared with $220.3 million in 1993 and $185.9 million in 1992. Over the past five years, noninterest income has grown at a compound annual rate of 12.6%.

    Service charges on deposit accounts still represent the largest single source of noninterest revenue. Such revenues totalled $82.8 million in 1994, an increase of $3.1 million or 3.9% from 1993, which in turn represented an increase of $8.0 million or 11.2% from 1992. Deposit services are repriced annually to reflect current costs and competitive factors.

    The ability to generate significant additional amounts of noninterest revenues in the future will be a requisite to the ultimate success of the `new' Southern National. Through its subsidiaries, SNC will focus on four primary areas - mortgage banking, trust, insurance and investment brokerage activities. A primary element of the merger of SNC and BB&T was the additional marketing capability provided by merging the aforementioned operations of the


(Line graph appears here)

The plot points are as follows:


                   ALLOWANCE AND PROVISION FOR LOAN LOSSES
                   AND NET CHARGE-OFFS
                   MILLIONS $

                               1990     1991     1992     1993     1994

ALLOWANCE FOR LOAN LOSSES       87       116      136      169      172
PROVISION FOR LOAN LOSSES       54        76       63       53       18
NET CHARGE-OFFS                 39        54       47       35       17




banks. SNC and BB&T both had mortgage banking, trust, insurance and broker dealer offices strategically placed throughout their networks, but the operations often were not of such a magnitude as to allow either to achieve its full potential. By combining these operations, the `new' Southern National will have a greater concentration of offices closer to a larger number of customers. Also, SNC will continue to make investments necessary to meet future challenges and take advantage of future opportunities.

    Mortgage banking income (which includes servicing fees and profits and losses from the origination and sale of loans) decreased $3.0 million or 11.8% to a total of $22.1 million for 1994. Mortgage banking income totalled $25.1 million in 1993 and $30.1 million in 1992. Home mortgage interest rates were unusually low in 1993 and 1992, and, as a result, originations were heavy as homeowners prepaid existing mortgages and refinanced with new mortgages. SNC recorded losses from the origination and sale of mortgages totalling approximately $1.0 million in 1994 and gains of $13.0 million in 1993. Because of the increase in interest rates in 1994, the rate of prepayment slowed and the volume of new loans was not as great as in the previous two years. This, combined with increases in interest rates, resulted in only marginal profits from the origination and sale of home mortgage loans. SNC originated approximately $2.0 billion in home mortgage loans in 1994, $3.0 billion in 1993 and $2.0 billion in 1992. SNC was servicing mortgage loans for investors with principal balances of approximately $4.9 billion at the end of 1994.

    General insurance commissions increased approximately $3.4 million or 29% in 1994 to a total of $14.9 million. Insurance commissions totalled $11.5 million in 1993 and $7.4 million in 1992. The insurance agencies have become an increasingly important source of noninterest revenue, and this trend is expected to accelerate in the future. The network of insurance agencies has been expanded through acquisitions in recent years. Two agencies were



(Bar chart appears here)

The plot points are as follows:

         EFFICIENCY RATIO
         %

1990     1991     1992     1993     1994

 60       62       61       64       58



acquired in 1994 and five in 1993. SNC intends to continue to expand its insurance agency operations through both acquisition and internally generated growth.

    The offering of trust services has been a traditional service of both SNC and BB&T. Both have had trust departments for many years. Trust revenues from corporate and personal trust services totalled $17.2 million in 1994. This was an increase of $2.1 million or 14.3% over the revenues of $15.1 million in 1993, which in turn was an increase of $2.2 million or 16.7% over the $12.9 million earned in 1992. Managed assets totalled $2.9 billion at the end of 1994. A strong effort is being made to expand the corporate trust business, particularly employee benefit plans. BB&T also offers its own family of mutual funds. BB&T now manages seven mutual funds, which will provide investment alternatives both for trust clients and for other customers of BB&T. The funds totalled $395 million at the end of 1994. The broker dealer subsidiaries will be the principal marketing agents of BB&T's proprietary mutual funds.

    As a state bank, BB&T has been a registered dealer in securities for many years, with activities limited to the sale of securities of the U.S. Treasury, U.S. government agencies and state and municipal governments as an accommodation for customers. In the mid 1980s, BB&T added its first salesperson devoted exclusively to the sale of securities. Still, its role was only to provide service to customers as requested. In recent years both SNC and BB&T established broker dealer subsidiary corporations. Both began to take a more active role in selling various securities to their customers, with an emphasis being placed on the sale of fixed rate debt securities, shares of BB&T's proprietary mutual funds and annuities. Investment sales commissions totalled $7.3 million in 1994, compared with $5.5 million in

1993 and $802,000 in 1992. SNC anticipates additional growth in investment sales activities in 1995.

    Finally, noninterest income included approximately $6.3 million in negative goodwill amortization in 1994, $4.8 million in 1993 and $4.0 million in 1992. Negative goodwill (excess of net assets acquired over cost) totalling approximately $68.7 million was recorded in purchase acquisitions of thrift institutions from 1991-1993.


NONINTEREST EXPENSE


Noninterest expense for 1994 decreased $79.9 million or 12.0% to a total of $583.3 million. This followed an increase of 30.0% in 1993. The acquisitions of seven savings associations in 1993 and two in 1992 were accounted for as purchases, and, accordingly, prior period history was not restated. The growth in expenses for 1993 included the incremental cost of operations related to these acquisitions and the cost of conforming their operating systems and procedures to those of SNC. In addition, certain material nonrecurring adjustments related to mergers accounted for as poolings-of-interests were recorded in 1993.

    Salaries and wages increased only .6% in 1994 , after an increase of 16.7% in 1993. The increase in 1993 included compensation of employees who were added with the consummation of the aforementioned thrift acquisitions. Other personnel expense increased 4.9% from $53.5 million in 1993 to $56.1 million in 1994. The increase was 19.7% in 1993. Categories contributing to the increases in other personnel expense include the increased cost of providing employee health insurance and retirement benefits.

    SNC has made a major commitment to employee training and education in recent years. As a result of this emphasis, the total cost of training increased approximately $100,000 to a total of $3.8 million for 1994. This followed an increase of $1.1 million in 1993.

    Premiums paid to the FDIC for deposit insurance increased $2.0 million or 6.4% to a total of $32.7 million for 1994. For 1993 the increase was $3.3 million or 12.2%. The rate increased from an annual rate of $.12 per $100 of deposits in 1990 to $.23 per $100 of deposits for the period beginning July 1, 1991. SNC has not experienced any additional rate increases in its deposit insurance premium rates for 1994. Further, the bank insurance fund of the FDIC will become fully funded in 1995, and it is anticipated that the rate will be reduced in the second half of 1995 to a rate of $.04 per $100 of deposits.

    Net occupancy expense totalled $43.8 million in 1994. This represented an increase of only $1.2 million or 2.8% over the expense of $42.6 million in 1993, which in turn was 11.5% greater than the expense of $38.2 million in 1992.

    Furniture and equipment expense totalled $47.2 million in 1994, compared with $48.0 million in 1993 and $38.9 million in 1992. Much of the increase in 1993 furniture and equipment expense provided improved technological capabilities. During 1993, loan platform automation for the retail lending function was completed at BB&T, and platform automation for the commercial lending function was completed in 1994. Capital expenditures totalled approximately $71 million in 1994 and $101 million in 1993. Capital expenditures for 1995 will include $27 million related to the consolidation of 70 branches in the bank mergers, the replacement of signs, and the purchase of equipment necessary to conform operations.


INCOME TAXES


The maximum combined incremental federal and state statutory tax rate for SNC was 40.04%. Because of its investments in tax-exempt loans and investment securities, the effective tax rates were 34.5% in 1994, 39.1% in

(2 Bar charts appear here)

The plot points are as follows:

AVERAGE DEPOSITS
BILLION $

1990            1991            1992            1993           1994

 10              11             12               13            15


AVERAGE SHAREHOLDERS' EQUITY
BILLION $

1990           1991            1992            1993           1994

 .8             .9              1.2             1.4            1.5



1993 and 36.5% in 1992. The effective tax rate was higher in 1993 due to the recapture of tax bad debt reserves by merged savings institutions.

    SNC adopted the provisions of SFAS No. 109 in 1993. The adoption of the provisions of this statement necessitated a change from the deferral method of accounting for income taxes to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of pretax income at enacted tax rates expected to be in effect when such amounts are realized or settled. The change in accounting method enabled SNC to record a tax benefit of approximately $6.4 million as the cumulative effect of changes in accounting principles. The increase in the federal tax rate from 34% to 35% in 1993 had no material impact on SNC.


FINANCIAL POSITION


Average assets totalled approximately $19.0 billion in 1994, an increase of approximately 11.1% over the average of $17.1 billion in 1993. Average assets also grew 11.1% in 1993 and rose 12.3% in 1992. At the end of 1994 assets totalled approximately $19.9 billion.

    The five-year compound rate of growth in average assets was 9.1%. Over the same five-year period, the compound annual growth rates based on average balances have been 9.3% for earning assets, 7.8% for loans, 14.2% for securities and 7.8% for deposits. All growth rates have been enhanced by the effects of acquisitions accounted for as purchases.

    Net loans and leases totalled approximately $12.9 billion at the end of 1994. This represented an increase of approximately $872 million in 1994, following increases of approximately $1.7 billion in 1993 and $727 million in 1992. While the economy has expanded at a moderate rate over the past two years, loan demand has not been as strong as might historically be expected in a growing economy. The long-range objective of SNC is to maintain a rate of internal growth which approximates that of its markets in the Carolinas and Virginia. SNC believes that this will result in a rate of increase which will be sustainable and profitable.

    Securities increased 3.8% to a total of $5.4 billion at the end of 1994. This followed an increase of 24.2% in 1993.

    SNC historically has maintained a securities portfolio of 21-25% of total assets. However, securities have been 25-28% of assets in recent years because of reduced demand for

ASSET QUALITY

                                              1994     1993    1992

Net charge-offs to average loans outstanding   .14%     .31     .47
Nonperforming loans to loans outstanding       .36      .50     .89
Total nonperforming assets to:
  Loans and foreclosed property                .45      .70    1.53
  Total assets                                 .30      .45     .98
Allowance for loan losses to:
  Loans outstanding                           1.31     1.40    1.31
  Net charge-offs                            10.7x     4.8     2.9
  Nonperforming loans and leases              3.7      2.7     1.5


loans. At the end of 1994, securities represented 27.9% of assets. SNC expects the securities portfolio to account for 21-25% of total assets over the long-term.

    Average deposits increased 5.6% in 1994, following an increase of approximately 7.5% in 1993. Interest-bearing deposits decreased approximately $339 million in 1994. The acquired thrifts accounted for as purchases had approximately $1.8 billion in deposits (principally interest-checking, savings and retail certificates of deposits) at the respective dates of acquisition.

USE OF DERIVATIVES


SNC uses hedging instruments to manage interest rate sensitivity and net interest income. These instruments, commonly referred to as derivatives, primarily consist of interest rate swaps and collars, floors and ceilings. SNC does not trade or deal in derivatives, but uses them only as part of its asset/liability management strategy.

    Derivatives contracts are written in amounts referred to as notional amounts. Notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risks, but only provide the basis for calculating interest payments between the counterparties. On December 31, 1994, SNC had outstanding derivatives contracts with notional amounts totalling approximately $2.4 billion.

    The derivatives used at SNC provide for the exchange of interest payments between counterparties - either variable for fixed or fixed for variable. Thus, the credit risk arises when amounts receivable from a counterparty exceed those payable. The risk of loss with any counterparty is limited to a small fraction of the notional amount. SNC deals only with national market makers with strong credit ratings in its derivatives activities. SNC further controls the risk of loss by subjecting counter-parties to credit reviews and approvals similar to those used in making loans and other extensions of credit. All of the derivatives contracts to which SNC is a party settle monthly, quarterly or semiannually. Accordingly, the amount of off-balance sheet credit exposure to which SNC is exposed at any time is immaterial. Further, SNC has netting agreements with the dealers with which it does business. Because of the netting agreements, SNC had a minimal amount of off-balance sheet credit exposure at December 31, 1994.

    The fair value of derivatives contracts is equal to the difference between the amounts to be received over the lives of the contracts and the amounts to be paid. The estimated fair value of open contracts used for asset/liability management purposes at December 31, 1994 reflected net unrealized losses of $32.6 million. Increases in interest rates resulted in the unrealized loss in 1994. The unrealized loss does not include the impact of changes in interest rates, either favorable or unfavorable, on the values of assets and liabilities being hedged.


CAPITAL RESOURCES


Shareholders' equity grew 7.0% in 1994 and 10.4% in 1993. Through stock offerings undertaken to acquire mutual thrift institutions, SNC generated $27.3 million in equity in 1994 and $9.7 million in 1993. Additional equity has come from the retention of earnings and from new shares of stock issued under employee benefit and stock option plans and the dividend reinvestment plan. The conversion of convertible debentures to common stock generated an additional $33.3 million in 1993. SNC adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994. The provisions of this Statement require that securities available for sale be carried at fair value with net unrealized appreciation or depreciation recorded as an adjustment of shareholders' equity. At the end of 1994, SNC had



(Bar chart appears here)

The plot points are as follows:

AVERAGE LOANS
BILLION $


1990           1991           1992           1993          1994

 8               9             10             11            12


recorded net unrealized depreciation of $72.6 million.

    Traditionally SNC has been considered to be strongly capitalized. The ratio of shareholders' equity to year-end assets was 7.5% at the end of 1994, compared with 7.4% a year earlier. While management views the equity-to-assets ratio as the principal indicator of capital strength, additional measures are used by regulators. Bank holding companies and their subsidiaries are subject to risk-based capital measures. The risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet credit risk. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk.

    Tier 1 capital is required to be at least 4% of risk-weighted assets, and the total capital must be at least 8% of risk-weighted assets. The Tier 1 capital ratio for SNC at the end of 1994 was 12.3%, and the total capital ratio was 13.6%. At the end of 1993, those ratios were 11.4% and 13.1%, respectively.

    Another measure used by regulators is the leverage ratio which is the ratio of tangible equity to tangible assets. The minimum required leverage ratio for a well-capitalized bank is 3%, while the leverage ratio for SNC was 7.8% at the end of 1994 and 7.2% at the end of 1993.

CONSOLIDATED CONDENSED BALANCE SHEETS

                     SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES


                                                                                                           December 31,
($ in thousands, except per share)                                                                             1994

ASSETS
Cash and due from banks, noninterest-bearing                                                               $     637,794
Interest-bearing bank balances                                                                                    20,962
Federal funds sold and securities purchased under resale agreements                                               13,021
Securities available for sale (at market for 1994, market value in 1993 of $1,948,606)                         3,459,698
Loans held for sale                                                                                              136,351
Securities held to maturity (market value: $1,889,911 in 1994 and $3,355,251 in 1993)                          1,965,419
Loans and leases                                                                                              12,971,751
Less allowance for loan and lease losses                                                                        (171,734)
  Net loans and leases                                                                                        12,800,017
Premises and equipment, net                                                                                      333,069
Other assets                                                                                                     488,732
       Total assets                                                                                        $  19,855,063
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                                                                      $   1,843,019
  Interest-bearing                                                                                            12,471,135
       Total deposits                                                                                         14,314,154
Short-term borrowed funds                                                                                      2,902,528
Long-term debt                                                                                                   910,755
Other liabilities                                                                                                231,149
       Total liabilities                                                                                      18,358,586
Shareholders' equity:
Preferred stock, $5 par, 5,000,000 shares authorized,
   770,000 issued and outstanding in 1994 and 1993                                                                 3,850
Common stock, $5 par, 300,000,000 shares authorized,
   102,215,032 issued in 1994 and 100,823,294 in 1993                                                            511,075
Paid-in capital                                                                                                  285,599
Retained earnings                                                                                                775,979
Less unvested stock                                                                                               (7,442)
Net unrealized depreciation on securities available for sale                                                     (72,584)
       Total shareholders' equity                                                                              1,496,477
       Total liabilities and shareholders' equity                                                          $  19,855,063


($ in thousands, except per share)                                                                                  1993

ASSETS
Cash and due from banks, noninterest-bearing                                                                     665,527
Interest-bearing bank balances                                                                                   145,617
Federal funds sold and securities purchased under resale agreements                                               48,488
Securities available for sale (at market for 1994, market value in 1993 of $1,948,606)                         1,920,888
Loans held for sale                                                                                              682,097
Securities held to maturity (market value: $1,889,911 in 1994 and $3,355,251 in 1993)                          3,304,594
Loans and leases                                                                                              11,551,742
Less allowance for loan and lease losses                                                                        (169,345)
  Net loans and leases                                                                                        11,382,397
Premises and equipment, net                                                                                      302,278
Other assets                                                                                                     406,484
       Total assets                                                                                           18,858,370
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                                                                          1,785,160
  Interest-bearing                                                                                            12,809,792
       Total deposits                                                                                         14,594,952
Short-term borrowed funds                                                                                      1,804,532
Long-term debt                                                                                                   837,241
Other liabilities                                                                                                222,919
       Total liabilities                                                                                      17,459,644
Shareholders' equity:
Preferred stock, $5 par, 5,000,000 shares authorized,
   770,000 issued and outstanding in 1994 and 1993                                                                 3,850
Common stock, $5 par, 300,000,000 shares authorized,
   102,215,032 issued in 1994 and 100,823,294 in 1993                                                            504,116
Paid-in capital                                                                                                  275,426
Retained earnings                                                                                                626,149
Less unvested stock                                                                                              (10,815)
Net unrealized depreciation on securities available for sale                                                          --
       Total shareholders' equity                                                                              1,398,726
       Total liabilities and shareholders' equity                                                             18,858,370


CONSOLIDATED CONDENSED STATEMENTS OF INCOME

SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES


                                                                                                      Year Ended December 31,
(in thousands, except per share)                                                                         1994        1993

INTEREST INCOME
Interest and fees on loans and leases                                                                $ 1,021,056     915,570
Interest and dividends on securities                                                                     291,805     279,728
Interest on short-term investments                                                                         5,184       4,410
  Total interest income                                                                                1,318,045   1,199,708
INTEREST EXPENSE
Interest on deposits                                                                                     441,876     428,194
Interest on borrowed funds                                                                               139,403      77,998
  Total interest expense                                                                                 581,279     506,192
NET INTEREST INCOME                                                                                      736,766     693,516
Provision for loan and lease losses                                                                       17,846      53,311
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES                                            718,920     640,205
NONINTEREST INCOME                                                                                       226,047     220,318
NONINTEREST EXPENSE
Personnel                                                                                                293,433     289,487
Occupancy and equipment                                                                                   90,983      91,631
Other                                                                                                    198,920     282,126
  Total noninterest expense                                                                              583,336     663,244
INCOME BEFORE INCOME TAXES                                                                               361,631     197,279
Income taxes                                                                                             124,759      77,188
Income before cumulative effect of changes in accounting principles                                      236,872     120,091
  Less cumulative effect of changes in accounting principles, net of income taxes                             --      34,263
NET INCOME                                                                                           $   236,872      85,828
NET INCOME PER COMMON SHARE
Primary
  Income before cumulative effect                                                                    $      2.26        1.16
  Less cumulative effect                                                                                      --        0.35
       Net income                                                                                    $      2.26        0.81
Fully diluted
  Income before cumulative effect                                                                    $      2.21        1.16
  Less cumulative effect                                                                                      --        0.35
       Net income                                                                                    $      2.21        0.81
AVERAGE NUMBER OF SHARES AND EQUIVALENT SHARES
Primary                                                                                                  102,349      99,180
Fully diluted                                                                                            107,399     105,064



(in thousands, except per share)                                                                         1992

INTEREST INCOME
Interest and fees on loans and leases                                                                   913,593
Interest and dividends on securities                                                                    286,243
Interest on short-term investments                                                                        8,153
  Total interest income                                                                               1,207,989
INTEREST EXPENSE
Interest on deposits                                                                                    522,893
Interest on borrowed funds                                                                               66,892
  Total interest expense                                                                                589,785
NET INTEREST INCOME                                                                                     618,204
Provision for loan and lease losses                                                                      62,871
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES                                           555,333
NONINTEREST INCOME                                                                                      185,873
NONINTEREST EXPENSE
Personnel                                                                                               246,998
Occupancy and equipment                                                                                  77,124
Other                                                                                                   186,036
  Total noninterest expense                                                                             510,158
INCOME BEFORE INCOME TAXES                                                                              231,048
Income taxes                                                                                             84,322
Income before cumulative effect of changes in accounting principles                                     146,726
  Less cumulative effect of changes in accounting principles, net of income taxes                            --
NET INCOME                                                                                              146,726
NET INCOME PER COMMON SHARE
Primary
  Income before cumulative effect                                                                          1.53
  Less cumulative effect                                                                                     --
       Net income                                                                                          1.53
Fully diluted
  Income before cumulative effect                                                                          1.48
  Less cumulative effect                                                                                     --
       Net income                                                                                          1.48
AVERAGE NUMBER OF SHARES AND EQUIVALENT SHARES
Primary                                                                                                  92,766
Fully diluted                                                                                           100,433


   Statement Of

     Management

 Responsibility


Management of Southern National Corporation is responsible for the content of the financial information contained herein. In order to meet this responsibility, the pro forma financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect, in all material respects, the substance of events and transactions that should be included.

    The accounting systems, which record, summarize and report financial data, and related internal accounting controls of Southern National Corporation and its subsidiaries, are designed to provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability for assets, including safeguarding assets against loss from unauthorized use or disposition. The system of internal controls is augmented by written policies, internal audits and staff training programs.

    The accompanying consolidated condensed balance sheets of Southern National Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated condensed statements of income for each of the years in the three-year period ended December 31, 1994, as well as the financial review and supplemental financial information presented throughout the report, have been prepared on a pro forma basis to include the results of Southern National Corporation, BB&T Financial Corporation and Commerce Bank as if they had been combined for all periods presented. The pro forma earnings are not necessarily indicative of the results had the combinations occurred at the beginning of each period presented, nor are they necessarily indicative of the results of future operations.


(Signature of John A. Allison     (Signature of Scott E. Reed
appears here)                       appears here)

John A. Allison                  Scott E. Reed
Chairman of the Board and        Executive Vice President
Chief Executive Officer          and Chief Financial Officer
Southern National Corporation    Southern National Corporation

    General

Information



FORM 10-K


Southern National Corporation files with the Securities and Exchange
Commission each year an Annual Report on Form 10-K. A copy of this report may be obtained upon written request to Scott E. Reed, Executive Vice President and Chief Financial Officer, Southern National Corporation.


EQUAL OPPORTUNITY EMPLOYER


Southern National Corporation is an equal opportunity employer. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from all discriminatory practices.

FINANCIAL INFORMATION

Analysts, investors and others
seeking additional financial infor-
mation should contact:
B. Gloyden Stewart, Jr.
Senior Vice President
Investor Relations
Southern National Corporation
919-399-4219 or
Scott E. Reed
Executive Vice President and
Chief Financial Officer
Southern National Corporation
910-773-7396

MAILING ADDRESS

Southern National Corporation
200 West Second Street
Winston-Salem, NC 27101
Telephone 910-773-7200

 SOUTHERN
 NATIONAL
 CORPORATION
 200 West Second Street
 Winston-Salem, NC 27101